UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 16, 2013

TRC COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9947	06-0853807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Griffin Road North, Windsor, Connecticut	06095
(Address of Principal Executive Offices)	(Zip Code)

(860) 298-9692
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 16, 2013 TRC Companies, Inc. (“TRC”) entered into a credit agreement (the “Credit Agreement”) with RBS Citizens, N.A. as lender, administrative agent, sole lead arranger, and sole book runner and JP Morgan Chase Bank, N.A. as lender and syndication agent. The Credit Agreement provides TRC with a $75 million five-year secured revolving credit facility with a sublimit of $15 million available for the issuance of letters of credit. Under the Credit Agreement, TRC may request an increase in the amount of the credit facility up to $95 million. The Credit Agreement replaces TRC's existing credit facility with Wells Fargo Capital Finance (the “Prior Credit Agreement”).

Amounts outstanding under the Credit Agreement bear interest at the Base Rate (as defined, generally the prime rate) plus a margin of 1.00% to 1.50% or at LIBOR plus a margin of 2.00% to 2.50%, based on the ratio (measured over a trailing four-quarter period) of consolidated total debt to EBITDA. TRC's obligations under the Credit Agreement are secured by a pledge of substantially all of its assets and guaranteed by its principal operating subsidiaries. The Credit Agreement also contains cross-default provisions which become effective if TRC defaults on other indebtedness.

Under the Credit Agreement TRC is required to maintain a fixed charge coverage ratio of no less than 1.25 to 1.00 and to not permit its leverage ratio to exceed 2.00 to 1.00. The Credit Agreement also requires TRC to achieve minimum levels of Consolidated EBITDA of $15 million, $17 million and $20 million for the twelve-month periods ending June 30, 2013, June 30, 2014 and June 30, 2015 and thereafter, respectively.

On April 16, 2013 TRC borrowed approximately $4.7 million under the Credit Agreement to (i) pay certain fees and expenses associated with the new credit facility and (ii) cash collateralize letters of credit outstanding under the Prior Credit Agreement until those letters of credit are returned by the beneficiaries upon acceptance of the replacement letters of credit under the new Credit Agreement. A copy of the Credit Agreement will be filed as an Exhibit to TRC's Quarterly Report on Form 10Q for its fiscal third quarter, currently anticipated to be filed on May 8, 2013.

Item 1.02. Termination of a Material Definitive Agreement.
In connection with and at the time TRC entered into the Credit Agreement on April 16, 2013, the Prior Credit Agreement, scheduled to expire on July 17, 2014, was terminated. There were no amounts outstanding under the Prior Credit Agreement at the time of termination, and no termination penalties were paid as a result of the termination, however, $4.2 million was paid to cash collateralize letters of credit outstanding under the Prior Credit Agreement. New letters of credit have been issued under the Credit Agreement to replace the collateralized letters and upon return of the collateralized letters to the prior issuer, the cash collateral will be returned to TRC.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference under this item 2.03.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2013            TRC Companies, Inc.

By:    /s/ Thomas W. Bennet, Jr.
Thomas W. Bennet, Jr.
Senior Vice President and
Chief Financial Officer